Exhibit 10.3

May 2, 2024

Stephen Tulipano

Email:

Re: Terms of Separation

Dear Stephen:

This letter confirms the agreement (“Agreement”) between you and Stoke Therapeutics, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.
Separation Date; Resignation from Officer Positions: May 7, 2024 is your last day of employment with the Company (the “Separation Date”). Pursuant to your Amended and Restated Executive Employment Agreement with the Company dated October 21, 2020 (the “Employment Agreement”), your separation constitutes a termination without Cause (as defined in the Employment Agreement). By signing below, you hereby resign, effective as of the Separation Date, from all officer positions of the Company that you may hold, including, without limitation, Chief Financial Officer.
2.
Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on May 7, 2024, we provided you one or more final paychecks for all wages, salary, bonuses, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts. Please promptly submit for reimbursement all final outstanding expenses, if any.
3.
Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following:
a.
Severance: Pursuant to the Employment Agreement, the Company agrees to pay you the gross amount of $357,739.50, less applicable state and federal payroll deductions (the “Severance Payment”), which equals nine (9) months of your base salary. The Severance Payment will be paid in equal installments in accordance with the Company’s regular payroll schedule for a period of nine (9) months following the Separation Date, with the first installment to be paid on the Company’s first regular payroll date following the Effective Date (as defined below) of this Agreement.
b.
Outplacement Services: The Company agrees to provide you with comprehensive career services through Keystone Partners for up to nine (9) months. The cost of theses outplacement services, up to a total of $15,000, will be paid directly to Keystone Partners by the Company.
c.
Advisory Services: The Company agrees to engage you as an advisor pursuant to the Advisor Agreement (the “Advisor Agreement”) attached hereto as Exhibit A.

Stephen Tulipano

By signing below, you acknowledge that you are receiving the separation compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.

4.
Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
5.
Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached Invention Assignment, Confidentiality and Non-Competition Agreement (Exhibit B hereto); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.
6.
Equity:
a.
Stock Options. Pursuant to your Stock Option Agreements with the Company and the Company’s 2014 Equity Incentive Plan and the Company’s 2019 Equity Incentive Plan (the “2019 Plan,” and such agreements hereinafter collectively referred to as the “Stock Option Agreements”) you were granted options to purchase an aggregate of 480,597 shares of the Company’s Common Stock (the “Options”). From the Effective Date until the Advisory Period End Date (as defined in the Advisor Agreement), the Options will continue to vest in accordance with the terms of the applicable Stock Option Agreement; however, vesting will cease as of the Advisory Period End Date (as defined in the Advisor Agreement) (assuming you continue to provide services to the Company through such date). As of the Advisory Period End Date, the Options will have vested as to 356,634 shares (the “Vested Option Shares”) and there will remain 123,963 unvested shares. Your rights concerning the Options will continue to be governed by the Stock Option Agreements. The post-termination exercise period during which you may continue to exercise any unexercised Vested Option Shares following the termination of your services (the “Post-Termination Exercise Period”) will be determined as set forth in the Stock Option Agreements. After the Post-Termination Exercise Period, you will no longer have a right to exercise the Options as to any shares.
b.
Restricted Stock Units. Pursuant to your Restricted Stock Unit Award Agreements with the Company and the 2019 Plan (such agreements hereinafter collectively referred to as the “RSU Agreements,” and together with the Stock Option Agreements, the “Equity Agreements”), you were granted restricted stock unit awards settleable for 153,173 shares of Common Stock (the “RSUs”). From the Effective Date until the Advisory Period End Date, the RSUs will continue to vest in accordance with the terms of the applicable RSU Agreement; however, vesting will cease as of the Advisory Period End Date (assuming you continue to provide services to the Company through such date). As of the Advisory Period End Date, the RSUs will have vested as to 61,892 shares and there will remain 91,281 unvested shares. Your rights concerning the RSUs will continue to be governed by the RSU Agreements.

Stephen Tulipano

c.
Performance Stock Units. Pursuant to your Performance Stock Unit Award Agreements with the Company and the 2019 Plan (such agreements hereinafter collectively referred to as the “PSU Agreements,” and together with the Stock Option Agreements and RSU Agreements, the “Equity Agreements”), you were granted performance stock unit awards settleable for up to 40,000 shares of Common Stock (the “PSUs,” and together with the Options and RSUs, the “Equity Awards”). From the Effective Date until the Advisory Period End Date, the PSUs will continue to vest in accordance with the terms of the applicable PSU Agreement; however, vesting will cease as of the Advisory Period End Date (assuming you continue to provide services to the Company through such date). Your rights concerning the PSUs will continue to be governed by the PSU Agreements.
7.
General Release and Waiver of Claims:
a.
The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Massachusetts Fair Employment Practices Law, the Massachusetts Wage Act (the “MA Wage Act”), and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.
THIS RELEASE CONTAINS A WAIVER OF RIGHTS UNDER THE MA WAGE ACT: You acknowledge, agree and understand that employees have certain rights under the MA Wage Act regarding when, how, and how much they must be paid, including but not limited to the right to be paid wages earned within timeframes provided in the MA Wage Act; that wages include amounts payable to employee for hours worked, which may include salaries, determined and due commissions, overtime pay, tips, and earned vacation or holiday payments due to employees under oral or written agreements; and that employees have the right to bring private lawsuits for violation of the MA Wage Act.
c.
You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

d. You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to any claims for enforcement of this Agreement. To

Stephen Tulipano

the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8.
Covenant Not to Sue:
a.
To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.
Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.
Protected Rights: You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, Non-disparagement and Confidentiality sections contained herein, limits, impedes or restricts your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
10.
Non-disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, disparage or make negative remarks regarding Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution.
11.
Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Boston, Massachusetts through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes

Stephen Tulipano

hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
12.
Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
13.
Confidentiality: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
14.
No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
15.
Complete and Voluntary Agreement: This Agreement, together with the exhibits hereto and the agreements referenced herein, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
16.
Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, including, without limitation, any part of the General Release, Covenant Not to Sue, Non-disparagement and/or Confidentiality sections above, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
17.
Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF

Stephen Tulipano

copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.
18.
Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 3 will be provided only after the expiration of that seven (7) day revocation period.
19.
Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
20.
Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

If you agree to abide by the terms outlined in this Agreement, please sign this and return it to me. I wish you the best in your future endeavors.

Sincerely,

Stoke Therapeutics, Inc.

By: /s/ Edward M. Kaye

Edward M. Kaye, Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Stephen Tulipano Date: May 7, 2024
Stephen Tulipano

EXHIBIT A

ADVISOR AGREEMENT

Stoke Therapeutics, Inc.

May 7, 2024

Via Email

Stephen Tulipano

Re: Advisory Services to Stoke Therapeutics, Inc.

Dear Stephen:

This letter agreement is to confirm our understanding with respect to your role as an advisor to Stoke Therapeutics, Inc. (the “Company”). The Company looks forward to a continued mutually beneficial association with you on the following terms, which are hereby made effective as of May 8, 2024, the date on which you first started providing advisory services to the Company (the “Effective Date”):

1.
Informal Management Consultations. From time to time, I and possibly other members of the Company’s management may contact you informally to provide advice relating to the Company’s business. You agree to be available to the Company’s management for consultations by telephone, email or in person, as your time and other business activities permit. You also agree to use reasonable efforts to attend meetings, if any, of the Company’s advisors, which we anticipate will occur infrequently.
2.
Compensation. As the sole consideration for the advisory services, the Company agrees to continue vesting of the Equity Awards (as defined in the separation agreement between you and the Company dated May 2, 2024 (the “Separation Agreement”), to which this letter agreement is attached as Exhibit A) for so long as you are providing services under this letter agreement and pursuant to the terms of the Equity Agreements (as defined in the Separation Agreement).
3.
Reimbursement of Expenses. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with your services under this letter agreement, including conference, travel, and lodging expenses, provided that the Chief Executive Officer of the Company approves any such expenses in advance.
4.
Independent Contractor. Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf of the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits, and that the Company will not make any tax withholdings on your behalf. In the event you receive compensation from the Company in connection with your services under this agreement, you agree that you are obligated to report any such compensation as income, and you agree to pay all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. You agree to indemnify and hold the Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any compensation received by you pursuant to this Agreement.
5.
Property of the Company. For purposes of this letter agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to the Company pursuant to this letter agreement. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below.
6.
Confidential Information. You recognize that, in the course of performing your services under this letter agreement, you will acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, knowledge about the Company’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this letter agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this letter agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination or expiration of this letter agreement, any and all records, paper, media or other embodiment containing any Confidential Information. Nothing in this Section 6 or otherwise in this agreement shall limit or restrict in any way your immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit 1.
7.
Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that you will not disclose to the Company any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization.

8.
Non-Solicitation. During the term in which you provide services to the Company pursuant to this letter agreement and for a one (1) year period following the termination of this letter agreement, you will not directly or indirectly solicit away any employees or consultants of the Company for your benefit or for the benefit of any other person or entity.
9.
Term; Termination. This letter agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms herein, will remain in force and effect until December 31, 2024 (the “Advisory Period End Date”). Either party may terminate this letter agreement for any reason upon five (5) days written notice. The provisions of Sections 4, 5, 6, 7, 8, 9 and 10 of this letter agreement will survive any expiration or termination of this letter agreement.
10.
Interpretation. The terms contained in this letter agreement are subject to interpretation under the laws of the Commonwealth of Massachusetts, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this letter agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this letter agreement and the remainder of this letter agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the letter agreement. This letter agreement constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. This letter agreement may be executed in two or more counterparts, including by electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.

If the foregoing represents your understanding of your role as an advisor to the Company, please sign below and return the executed letter agreement to me.

Very truly yours,

Stoke Therapeutics, Inc.

By: /s/ Edward M. Kaye

Edward Kaye,

Chief Executive Officer

AGREED AND CONSENTED TO:

/s/ Stephen Tulipano

Stephen Tulipano

EXHIBIT 1 TO ADVISOR AGREEMENT

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

EXHIBIT B

Invention Assignment, Confidentiality and Non-Competition Agreement